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                                                                   Exhibit 23.1






                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Mutual Savings Bank Savings and Investment Plan and the First Northern Savings Bank 401(k) Savings Plan, Registration No. 333-49592, of our report dated March 7, 2000, with respect to the consolidated financial statements and schedules of Mutual Savings Bank, and of our report dated January 22, 1999 with respect to the consolidated financial statements of First Northern, both included in Bank Mutual's prospectus dated September 8, 2000, pursuant to Registration Statement on Form S-1, No. 333-39362, filed with the Securities and Exchange Commission pursuant to Rule 424(b).



                                    /s/ ERNST & YOUNG LLP

November 14, 2000
Milwaukee, Wisconsin